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                                                                   Exhibit 10.42



                             CONSULTING AGREEMENT


     This Consulting Agreement (the "Agreement") is made and entered into this 13th day of November, 1996, by and between BOSTON CHICKEN, INC. (the "Company") DONALD J. BINGLE ("Bingle").

     WHEREAS, Bingle is employed by the Company in the positions of Vice President, General Counsel, and Secretary; and

     WHEREAS, Bingle intends to resign from such offices of the Company and any other offices or directorships of any of the Company's subsidiaries effective December 13, 1996, but will continue to remain employed by the Company until February 14, 1997; and

     WHEREAS, on February 14, 1997, Bingle's employment with the Company will terminate; and

     WHEREAS, the Company desires to obtain the services of Bingle from the date hereof through the Employment Termination Date and, thereafter, for an additional period of time in connection with issues relating to transition of his job functions or that are otherwise within the scope of his knowledge and expertise, on the terms and conditions set forth in this Agreement; and

     WHEREAS, Bingle desires to provide the services set forth under the terms of this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.   Employment/Consultant Status.
     ----------------------------

     (a) On December 13, 1996, Bingle and the Company will announce that effective immediately (the "Officer Resignation Date"), Bingle will resign from the offices of Vice President, General Counsel, and Secretary of the Company and all offices and directorships of any of the Company's subsidiaries. From the date hereof through and including the Officer Resignation Date, Bingle will remain an employee of the Company (working at least 35 hours per week) at his salary level as of the date hereof and will continue participation in, and be entitled to receive, all employee benefits offered by the Company to full-time employees during such period.

     (b) From the Officer Resignation Date until February 14, 1997, Bingle will remain an employee of the Company (working at least 15 hours per week) at his salary level as of the date

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hereof and will continue participation in, and be entitled to receive, all employee benefits offered by the Company to part-time employees during such period.

        (c) Bingle will resign from the employment of the Company effective on February 14, 1997 (the "Employment Termination Date"). Bingle hereby confirms that he is an employee at will with the Company and that as of the Employment Termination Date his status as an employee of the Company will be properly terminated.

        (d) Bingle acknowledges that as of the Employment Termination Date he will be an independent contractor and not an employee of the Company. Effective upon the Officer Resignation Date except as otherwise provided herein, Bingle will not be authorized to act on behalf of the Company and may not enter into any contracts or make any promises or commitments of any kind whatsoever on behalf of the Company without express written authorization from a Chairman, a Vice Chairman, or General Counsel of the Company to do so. The Company will maintain a voice-box for Bingle during the term of this Agreement. Bingle agrees to promptly forward any voice-mail messages intended for his successor or other Company personnel to the proper Company personnel.

2.  Term.

        The term of this Agreement shall be from the date hereof through February 14, 1998; provided that the term hereof will be automatically extended for successive one year periods unless either party gives the other written notice of termination at least sixty (60) days prior to the expiration date or any extension date; provided further that the Company may terminate this Agreement upon thirty (30) days notice upon and breach hereof or any conduct hereunder which constitutes malpractice. Inc the event that the Release attached hereto as Exhibit A is not executed and returned to the Company within thirty
(30) days of the Employment Termination Date or such Release is properly revoked in accordance with its terms, this Agreement shall terminate and all amounts paid hereunder and all profits on stock option exercises after the fifteenth day following the Employment Termination Date in excess of the profits that would have been garnered had such options been exercised on the last day exercisable but for the existence of this Agreement shall immediately be paid over to the Company.

3.   Scope of Work.

     From and after the Employment Termination Date, Bingle shall, upon request by the Company, provide information, advice, and assistance concerning matters that were within the scope of his knowledge and expertise during the course of his employment by the Company. The scope of Bingle's work shall include, but not necessarily be limited to, consultation regarding the history of the Company and precedent created during his employment; advice related to problem resolution, transaction structuring, and corporate culture events; providing transition assistance to the employee or employees performing job functions similar to those previously performed by Bingle; providing assistance to the Company in connection with any litigation that is pending or that may arise during the term of this Agreement; and providing other advice and assistance that reasonably fall with Bingle's knowledge and expertise and the scope.

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of his prior activities as an employee. The Company acknowledges that Bingle is acting as a consultant and adviser and that the Company is solely responsible for business decisions based on such advice.

     Bingle shall not be required to be available any more than fifteen (15) hours per month from and after the Employment Termination Date through the expiration or earlier termination of this Agreement, provided that Bingle may be required to be available for short periods for a reasonable number of days as may be required in the event of any crisis or significant litigation.

4.   Compensation.

     From and after the Employment Termination Date, Bingle will be paid at an annual rate of $50,000 per year through the expiration or earlier termination of this Agreement, payable in monthly installments of $4,166.66 during the first week of each month (the "Consulting Fee"). In addition to the Consulting Fee, in the event that Bingle is required to consult in excess of fifteen (15) hours per month after the Employment Termination Date, upon written notice from Bingle documenting such additional devotion of time, the Company shall pay Bingle $213.33 per hour for each additional hour in excess of fifteen (15), payable by the Company in the ordinary course after receipt of such supporting documentation. The Company agrees to reimburse Bingle for his COBRA insurance expenses (at a $1,000 deductible level for family coverage) from and after the Officer Resignation Date for the maximum time permitted under applicable law and regulation. If the Company elects to pay bonuses pursuant to the terms of the Company's 1996 Employee Incentive Plan, Bingle shall be eligible to receive a bonus in an amount determined in accordance with the terms of the Company's 1996 Employee Incentive Plan (based upon his salary as of the date hereof), as if Bingle were still a full-time employee of the Company throughout 1996 and on the date such bonuses, if any, are paid.

5.   Reimbursement for Reasonable Expenses.

     Bingle shall be reimbursed for reasonable expenses incurred in performing the work contemplated by this Agreement which are approved in writing by a Chairman, a Vice Chairman or General Counsel of the Company upon the submission of an itemized statement of expenses supported by receipts for any such expenses, including, but not limited to, all costs associated with maintaining his license to practice law in the State of Colorado and expenses related to attendance at Continuing Legal Education courses in accordance with the Company's regular travel and entertainment policies. Bingle will be reimbursed for all reasonable expenses incurred in the performance of his duties in his prior position as an employee, upon submission of expense reports in accordance with the Company's regular travel and entertainment policies.

6.   Stock Options.

     It is understood and agreed by the parties that the time during which this Agreement is in effect, and for twelve months after the expiration or termination of this Agreement (the "Continuation Period"), shall be credited toward satisfying the requirements for vesting of stock options and exercisability of vested options pursuant to the terms of the Company's Amended

                                      3

































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and Restated 1991 Employee Stock Option Plan and the Company's 1995 Employee
Stock Option Plan and any successor or subsequent similar plan under which he receives or holds options, subject to all of the other provisions, terms, and conditions of such plans, as they may be amended or modified from time to time. Upon the expiration of the Continuation Period, all stock options held by Bingle, whether vested or unvested, shall be terminated and of no further force or effect. If any broad-based annual grant shall be made to employees of the Company from the date hereof until the Employment Termination Date, management of the Company shall recommend to the Stock Option Committee of the Board of Directors that Bingle receive an annual grant of stock options under such plans having a value equal to two (2) times Bingle's salary as of the date hereof, subject to the plan's other standard provisions and restrictions. If any broad-based annual grant shall be made to employees of the Company from the Employment Termination Date to the termination of this Agreement, management of the Company shall recommend to the Stock Option Committee of the Board of Directors that Bingle receive an annual grant of stock options under such plans having a value equal to two (2) times the Consulting Fee, subject to the plan's other standard provisions and restrictions. Bingle currently has options to purchase, pursuant to the foregoing plans and subject to the vesting, acceleration, and other terms and requirements thereof, shares of the Company's common stock as reflected on the Company's records on the date hereof and in the Stock Option Summary delivered to Bingle coincident herewith.

7.   Confidentiality and Non-Compete; Return of Company Property.

     Bingle acknowledges that he has executed, and hereby reaffirms his obligations under a confidentiality and Non-Compete Agreement dated as of June 1, 1992 (the "Confidentiality Agreement"), and Non-Compete Agreement dated as of September 1, 1992 (the "Non-Compete Agreement"), copies of which are attached hereto as Exhibit B. The parties hereto agree (i) that the two year period referred to in Section 2 of the Non-Compete Agreement shall not commence until the expiration or earlier termination of this Agreement, and (ii) that the period during which this Agreement is in effect shall be included within the "Applicable Term," as defined in the Confidentiality Agreement, so that the two-year period in Section 6 of the Confidentiality Agreement shall not commence until at least the expiration or earlier termination of this Agreement, or until such later period as provided in such Section 6.


     Bingle shall return to the Company on the Employment Termination Date all Company documents (including any and all copies) and other Company property in his possession or under his control. Bingle hereby agrees that he shall keep no Company documents of any kind whatsoever, and agrees that he shall promptly return any such documents that may come into his possession. Bingle shall not return the lap-top computer provided to him by the Company until expiration or termination of this Agreement. During the term of this Agreement, Bingle shall continue on the Company's Lotus Notes database and shall have access thereto.

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8.   Ownership of Work Product.

     Bingle agrees that any and all ideas, improvements, and inventions conceived, created, or first reduced to practice in the performance of work under this Agreement shall be the sole and exclusive property of the Company.

     Bingle further agrees that the Company is and shall be vested with all rights, title, and interest including patent, copyright, trade secret, and trademark rights in Bingle's work product under this Agreement.

     Bingle shall execute all papers including patent applications, inventing assignments, and copyright assignments, and otherwise shall assist the Company at the Company's expense and as reasonably shall be required to perfect in the Company the rights, title, and other interests in Bingle's work product expressly granted to the Company under this Agreement.

9.   Indemnification.

     Notwithstanding the resignation by Bingle of his status as an officer of the Company or termination of Bingle's employment with the Company, the Company shall, in accordance with the terms of the Company's Certificate of Incorporation, as amended (the "Certificate"), indemnify and hold harmless Bingle against all expense, liability, and loss reasonably incurred or suffered by Bingle as a result of being made a party or threatened to be made a party to or involved in any action, suit, or proceeding, by reason of the fact that he was an officer or employee of the Company.

     After the Employment Termination Date, the Company shall, in accordance with the terms of the Company's Certificate, (i) indemnify and hold harmless Bingle against all expense, liability, and loss reasonably incurred or suffered by Bingle that result from any claims arising out of or relating to Bingle's services hereunder to the same extent as officers of the Company are indemnified by the Company, and (ii) reimburse Bingle for all expenses incurred by Bingle in connection with any such action or claim. Furthermore, in the event the Company chooses not to provide to Bingle malpractice insurance coverage, to the extent permitted by law, the Company agrees to waive any rights it may have to bring an action, whether legal or administrative, against Bingle for malpractice based upon legal advice rendered by Bingle to the Company hereunder from the Officer Resignation Date through expiration of the term of this Agreement; provided, however, notwithstanding the Company's waiver of such right, any such claim or action which would otherwise arise in favor of the Company may give rise to termination pursuant to Section 2. The Company acknowledges it has consulted with legal counsel other than Bingle in making such waiver.

10.  Release.

     Bingle acknowledges and agrees that this Agreement is partial consideration for the release of any and all claims, liabilities, demands, and causes of action arising out of his former

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employment or the termination of his employment with the Company that Bingle may have against the Company, all as described more fully in the "Release" attached hereto as Exhibit "A".

11.  Remedies for Breach by the Consultant.

     THE PARTIES INTEND THIS AGREEMENT TO BE GOVERNED BY THE LAWS OF THE STATE OF COLORADO. If the scope of any provision contained herein is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law and Bingle hereby consents and agrees that such scope may be judicially modified in any proceeding brought with respect to the enforcement of such provision. Except as otherwise provided in the previous sentence, if any provision of this Agreement shall be construed to be illegal or invalid, the legality or validity of any other provision hereof shall not be affected thereby, and any illegal or invalid provision of this Agreement shall be severable, and all other provisions shall remain in full force and effect. Bingle recognizes that money damages alone would not adequately compensate the Company in the event of any breach of this Agreement, and he or she therefore agrees that, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled to injunctive relief for the enforcement hereof. All payments to be made to Bingle in accordance with the terms of this Agreement, and the performance by the Company of its obligations hereunder, shall be conditioned on Bingle's continued cooperation and performance of his obligations hereunder, during the term hereof.

12.  Amendment.

     This Agreement, and each section thereof, may be amended only in writing, signed by the party against whom enforcement of any such amended provision is sought.

13.  Headings.

     Any headings of sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement nor are they to be used in its interpretation.

14.  Counterparts.

     This Agreement may be executed in several counterparts; each such counterpart shall be considered as an original agreement and all such executed counterparts shall constitute one Agreement.

15.  Notices.

     Any notice, request, instruction, or other document required to be given under this Agreement by either party to the other shall be in writing and delivered in person or by reputable express delivery service, or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged) as follows:

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          To the Company:

               General Counsel
               Boston Chicken, Inc.
               14103 Denver West Parkway
               Golden, Colorado 80401
               Facsimile: (303) 384-5339

          To the Consultant:

               Donald J. Bingle
               21982 Paradise Circle
               Golden, CO 80401


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


BOSTON CHICKEN, INC.                   CONSULTANT


By: /s/ Mark W. Stephens               /s/ Donald J. Bingle
    --------------------------         -------------------------
Title: Chief Financial Officer         Donald J. Bingle
       -----------------------

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                                   EXHIBIT A

                                  Exhibit "A"

                                    RELEASE

I, Donald J. Bingle, am giving this release to Boston Chicken, Inc. (the "Company") in partial consideration of the payment of consideration pursuant to the Consulting Agreement between me and Boston Chicken, Inc. dated as of November 13, 1996, to which it is attached and forms a part.

In exchange for this and other valuable consideration, I hereby agree to release the Company, its parents, subsidiaries, and affiliated organizations, if any, and their respective past, present, and future directors, officers, agents, attorneys, franchisees, and employees (collectively referred to as the "Company") from any and all claims, liabilities, demands, and causes of action of any nature or type whatsoever which I or any of my heirs or personal representatives may have, either now or at any time before now, against the Company based on any action, inaction, fact, occurrence, cause, or matter whatsoever, including but not limited to: any judicial, quasi-judicial, or administrative action relating to my employment or termination of my employment or arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Illinois Human Rights Act, the Massachusetts Fair Employment Practice Law or other similar applicable federal, state, or local statute; my service as an employee of the Company; or otherwise; provided, however, this release shall not affect (i) the Company's indemnification obligations to me, if any, that currently exist or may subsequently arise as provided for by the Company's Certificate of Incorporation and Bylaws, each as amended, in connection with my service to the Company in my capacity as an officer or pursuant to the above-referenced Consulting Agreement, and (ii) my rights to recovery under any applicable directors and officers policy of insurance in connection with my service to the Company in my capacity as an officer.

I acknowledge that before signing this Release the Company has advised me in writing to consult with an attorney before signing this Release.

Before signing this Release, I acknowledge that I am being given at least 21 days within which to consider the Release.

This Release may be revoked by me within seven (7) days following my signing of this Release if, within (7) days following my signing, I serve a written notice of revocation to the General Counsel of Boston Chicken, Inc. at 14103 Denver West Parkway, Golden, CO 80401. The payments and/or consideration referred to in the Consulting Agreement shall not be eligible for payment in accordance with its terms, and subject to the provisions in Section 2 of the Consulting Agreement any amounts previously paid or profits received shall be paid over, and this Release shall not become binding and enforceable until the seven (7) day revocation period has expired.

                                    Signed:
                                            ------------------------------------
                                            Donald J. Bingle

                                    Date Signed: November 13, 1996